Exhibit 99.1

LAUREATE EDUCATION ANNOUNCES NASDAQ DUE BILL TRADING REQUIREMENTS

FOR SPECIAL CASH DISTRIBUTION

BALTIMORE, September 21, 2021 (PR NEWSWIRE) – Laureate Education, Inc. (NASDAQ: LAUR) (the “Company”) today announced that, in connection with the Company's recently announced special cash distribution of $7.01 per share (the “Distribution”), Nasdaq has determined that the Company’s Class A common stock will trade with "due bills" representing an assignment of the right to receive the Distribution during the period from October 5, 2021 through and including October 29, 2021 (the “Due Bill Period”).

As previously announced, the special cash distribution equal to $7.01 per share of the Company's Class A common stock and Class B common stock is scheduled to be paid on October 29, 2021 to each stockholder of record on October 6, 2021.

Because the payment of the Distribution represents more than 25% of the stock price on the declaration date, Nasdaq has determined that the Company’s shares will trade with “due bills” representing an assignment of the right to receive the Distribution during the Due Bill Period. The shares will not trade ex-dividend until November 1, 2021, the first business day after the payment date. Stockholders who sell their shares during the Due Bill Period will not be entitled to receive the Distribution. Due bills obligate a seller of shares to deliver the Distribution payable on such shares to the buyer. The due bill obligations are settled customarily between the brokers representing the buyers and sellers of the shares. The Company has no obligation for either the amount of the due bill or the processing of the due bill. Buyers and sellers of the Company’s shares should consult their broker before trading to be sure they understand the effect of Nasdaq’s due bill procedures.

Forward-Looking Statements

This press release includes certain statements which contain “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or similar expressions that concern our strategy, plans or intentions. In particular, statements regarding the impact of the Distribution and the amount, timing, process, tax treatment and impact of any future special distributions under the Plan represent forward-looking statements. Forward-looking statements are based on the Company’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 25, 2021, our Quarterly Reports on Form 10-Q filed and to be filed with the SEC and other filings made with the SEC.

About Laureate Education, Inc.

Laureate Education, Inc. operates five universities across Mexico and Peru, enrolling more than 350,000 students in high-quality undergraduate, graduate, and specialized degree programs through campus-based and online learning. Our universities have a deep commitment to academic quality and innovation, strive for market-leading employability outcomes, and work to make higher education more accessible. At Laureate, we know that when our students succeed, countries prosper, and societies benefit. Learn more at laureate.net.

Investor Relations Contact:

ir@laureate.net

Media Contact:

Adam Smith

Laureate Education, Inc.

adam.smith@laureate.net

U.S.: +1 (443) 255 0724